Exhibit 99.1

Flow International Announces Fiscal 2005 First Quarter Selected Financial Information

Fourth Consecutive Quarter of Operating Profit; Positive Cash Flow Further Pares Debt

KENT, Wash., Sept. 22 /PRNewswire-FirstCall/ — Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced selected financial information for its fiscal 2005 first quarter ended July 31, 2004. Consolidated Statement of Operations information reported today is limited to operating income (loss) and does not include net income (loss) and the related per share data. The Company is currently completing reconciliations of historical inter-company account balances and is reviewing the accounting for foreign currency exchange gains and losses on inter-company accounts for both current and prior periods. Accordingly, the Company is not in a position to release any quarterly information below operating income (loss), as those amounts are not finalized. Further, trends in operating income as reported, may not be indicative of trends in net income or loss for comparable periods. On a consolidated basis, FLOW reported quarterly sales of $49.0 million and operating income of $1.5 million. This compares to revenues of $37.2 million and an operating loss of $3.6 million in the first fiscal quarter of 2004. The foreign currency issue centers around whether certain gains and losses historically recorded directly to Other Comprehensive Income (Loss) in Shareholders’ Equity (Deficit) should have been recorded in the Consolidated Statement of Operations as a component of Other Income (Expense). It is expected that the Company will restate Other Income (Expense) for its fiscal years ended April 30, 2004, 2003 and 2002 to include non-cash positive and negative adjustments to net earnings related to foreign exchange gains and losses on inter-company accounts. The amounts of such adjustments have not yet been determined.

In addition to the expected restatements, the Company has determined it will restate its April 30, 2002 results to record an additional charge to Cost of Goods Sold of $609,000 to reflect a required adjustment noted during its reconciliation of historical inter-company balances. These restatements will further delay the filing of the Company’s Form 10-Q for the fiscal 2005 first quarter.

Operations Review

“We enjoyed another strong quarter of improved results, as we see strengthening demand for our systems, as well as the benefits of our restructuring initiatives on our operations,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “We experienced particularly strong demand for our waterjet systems during the quarter, in the U.S. and abroad, as the market for our high pressure cutting technology grew along with the improving global economy. In addition, we continue to generate positive cash flow and reduce our debt by maintaining fiscal discipline and producing operating profits.”

FLOW Waterjet Systems: For the fiscal 2005 first quarter, Waterjet Systems reported sales of $38.3 million and operating income of $0.9 million. For comparison, in the fiscal 2004 first quarter, Waterjet Systems reported sales of $33.5 million and an operating loss of $0.2 million. Within Waterjet Systems during the fiscal 2005 first quarter:

•	Total systems sales were $25.9 million, compared to $20.9 million in the fiscal 2004 first quarter. The increase was primarily driven by strong new equipment sales in the U.S. and Asia as improving economic conditions renew customer confidence to make capital equipment purchasing decisions. System sales in the U.S. increased 25% to $14.6 million during the quarter, while Asia sales rose 82% to $4.3 million from strong capital equipment demand in the automotive sector. The Company also benefited from strong system sales of its cutting cell applications to the domestic automotive industry during the quarter and expansion of such applications in non-automotive markets.

•	Consumables and spare parts sales were flat with the year ago period. The current quarter however includes a 27% drop in spares sales in Japan, resulting from lower demand for surface preparation spares there, as the retro-fit of U.S. Navy ships following their return from the Gulf War is now complete. This decline was offset by growth in spares sales both domestically and in Europe. Future consumables sales should be positively impacted by the increased number of operating systems and by sales of the Company’s proprietary productivity enhancing kits, as well as the enhanced flexibility of parts purchased via the Internet at Flowparts.com. FLOW’s consumable business has a record of on-time delivery of over 98%.

Avure Technologies: For the fiscal 2005 first quarter, Avure recorded sales of $10.7 million and operating income of $0.6 million. For comparison, in the fiscal 2004 first quarter Avure reported sales of $3.7 million and an operating loss of $3.4 million. Within Avure during the fiscal 2005 first quarter:

•	General Press sales were $6.8 million, compared to $3.0 million in the fiscal 2004 first quarter, on stronger order and production volumes.

General Press revenues are recorded on a percentage-of-completion basis and can vary because of the one to four year sales and production cycle.

•	Avure’s Fresher Under Pressure(R) food technology sales increased to $3.9 million, which includes percentage-of-completion revenue related to the manufacture of four systems for the Ready-to-Eat meat market. This compares to revenues of $0.7 million in the fiscal 2004 first quarter. During the first quarter of fiscal 2004, minimal percentage-of-completion revenue was recognized as the Company had a number of completed systems that were properly recognized as revenue later in fiscal 2004 upon customer acceptance under the completed contract methodology.

Credit Agreements

As previously announced, on July 28, 2004 FLOW signed an amendment with its senior lenders which provides for an extension of the credit agreement through August 1, 2005. Concurrently, FLOW amended its subordinated debt agreement which continues the capitalization of the semi-annual interest remittances through April 30, 2005, for a total of $12.2 million, as a component of the principal balance outstanding. We were in compliance with all of the covenants as of the end of the quarter. We remain in compliance with all of the financial covenants under these agreements. The accounting issues described above will not create a technical default under the senior or subordinated loan agreements unless we fail to provide any revised financial statements and an officer’s certificate as to their compliance with generally accepted accounting principles within 30 days. We are confident that that we will cure these breaches without a default occurring. The Company believes that these amended credit facilities provide Flow with the liquidity needed to execute its fiscal year 2005 operating plan, and contain operational covenants the Company believes it can achieve.

Conference Call

Flow International will host a conference call on Wednesday, September 22, 2004 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the results. A live Webcast of the call may be found at:

http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm .

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the August 13, 2004, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that we expect that the Company will restate Other Income (Expense) in its fiscal years ended April 30, 2004, 2003 and 2002 to include non-cash positive and negative adjustments to net earnings related to foreign exchange gains and losses on inter-company accounts; we see strengthening demand for our waterjet systems as the market for our high pressure cutting technology increases along with the improving global economy; we are confident that that we will provide our lenders any revised financial statements and an officer’s certificate as to their compliance with GAAP within 30 days and no technical default will occur; we believe that the amended credit facilities provide Flow with the liquidity needed to execute our fiscal year 2005 operating plan, and contain operational covenants the Company believes it can achieve; we see improving economic conditions renewing customer confidence to make capital equipment purchasing decisions; and future consumables sales should be positively impacted by the increased number of operating systems and by sales of the Company’s proprietary productivity enhancing kits, as well as the enhanced flexibility of parts purchased via the Internet at Flowparts.com. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation

Preliminary Consolidated Financial Information

(Unaudited)

Dollars in thousands

	Three months ended July 31,
	2004	2003	% Change
Sales	$48,982	$37,182	32%

Cost of sales	31,087	23,726	31%

Gross margin	17,895	13,456	33%

Operating expenses:
Marketing	7,309	7,433	-2%
Research and engineering	2,604	2,732	-5%
General and administrative	5,792	5,497	5%
Restructuring	739	1,348	-45%
Operating expenses	16,444	17,010	-3%

Operating income (loss)	$1,451	$(3,554)	141%

Flow International Corporation

Preliminary Financial Operations

Operations Breakdown

(Unaudited)

Dollars in thousands

	Three Months ended July 31, 2004			Three Months ended July 31, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$38,299	$10,683	$48,982	$33,489	$3,693	$37,182
Cost of sales	24,326	6,761	31,087	20,970	2,756	23,726
Gross margin	13,973	3,922	17,895	12,519	937	13,456
Operating expenses	13,120	3,324	16,444	12,716	4,294	17,010
Operating income (loss)	$853	$598	$1,451	$(197)	$(3,357)	$(3,554)

Flow International Corporation

Preliminary Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended July 31,
	2004	2003	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$25,900	$20,943	24%
Consumable parts and services	12,399	12,546	-1%
Total	38,299	33,489	14%
Avure Technologies
Fresher Under Pressure	3,868	694	NM
General Press	6,815	2,999	127%
Total	10,683	3,693	NM
	$48,982	$37,182	32%

Geographic revenue breakdown:
United States	$28,005	$20,339	38%
Rest of Americas	3,869	3,599	8%
Europe	10,757	8,471	27%
Asia	6,351	4,773	33%
	$48,982	$37,182	32%

Depreciation and amortization expense	$1,322	$1,673	-21%

Capital spending	$329	$1,725	-81%

Flow International Corporation

Preliminary Condensed Balance Sheet Data

(Unaudited)

Dollars in thousands

	July 31, 2004	April 30, 2004	% Change
Cash, including restricted cash	$10,637	$12,835	-17%
Receivables, net	42,632	44,860	-5%
Inventories	27,062	26,384	3%
Total current assets	87,744	90,221	-3%
Total assets	131,468	134,085	-2%

Total debt	$83,028	$85,347	-3%

SOURCE Flow International Corporation

-0-                        09/22/2004

/CONTACT: Steve Reichenbach, Chief Financial Officer of Flow

International, +1-253-850-3500/

/Web site: http://www.flowcorp.com /

(FLOW)